UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 11, 2015

FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32408	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 500, Charlotte, North Carolina		28202
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (704) 344-8150
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 11, 2015, the compensation committee of the board of directors (the "Board") of FairPoint Communications, Inc. (the “Company”) established the 2015 target bonus performance goals for certain of the Company's executive officers, including its principal executive officer, principal financial officer and other “named executive officers” (collectively, the “Officers”), under the FairPoint Communications, Inc. Annual Incentive Plan (the “AIP”).
The 2015 performance goals for bonus awards include the following for each Officer (weighted as indicated):
(i) 32.5% - Pre-Bonus Consolidated EBITDA minus Estimated Avoided Costs(1) target;
(ii) 32.5% - Pre-Bonus Free Cash Flow minus Estimated Avoided Costs(1) target;
(iii) 30% - the Company meeting certain objectives as set by the Board for the Company's chief executive officer and achieving certain individual or departmental performance goals or milestones for each of the other Officers; and
(iv) 5% - the Company achieving specified service quality measures.
In addition, the Company must achieve both a minimum Consolidated EBITDA objective and a minimum Free Cash Flow objective for the payment of any bonuses. Each Officer's bonus amount is based on a percentage of such Officer's 2015 base salary (such amount being 100% for the Company's chief executive officer and 50% for each of the other Officers). Any bonus awards are subject to the terms of the AIP and any applicable long term incentive plan of the Company.
(1)For purposes of calculating Pre-Bonus Consolidated EBITDA minus Estimated Avoided Costs, the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to: a) the add-back of aggregate pension and other post-employment benefits ("OPEB") expense, b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual, c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants, d) other adjustments set forth in our credit agreement, such as the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance; other non-cash items, except to the extent they will require a cash payment in a future period, including impairment charges; and other items, including facility and office closures, labor negotiation related expenses, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses, e) the add-back of any bonus expense to the extent any bonuses were earned, minus estimated represented employee and vehicle expenses that we believe would have been incurred absent the work stoppage of two unions in northern New England from January 1, 2015 to February 24, 2015. Pre-Bonus Free Cash Flow minus Estimated Avoided Costs adjusts Pre-Bonus Consolidated EBITDA minus Estimated Avoided Costs for cash pension contributions (net of capitalized labor), OPEB cash payments (net of capitalized labor), capital expenditures, cash interest expense, mandatory amortization, cash taxes, severance and debt restructuring.
Item 5.07    Submission of Matters to a Vote of Security Holders.
On May 11, 2015, the Company held its 2015 annual meeting of shareholders (the "2015 Annual Meeting"). At the 2015 Annual Meeting, shareholders considered and voted upon the following proposals:

1.
The election of the nine directors nominated by the Board and named in the table below to serve until the Company's next annual meeting of shareholders and until their successors are duly elected and qualified;

2.	The approval, by a non-binding advisory vote, of the Company's named executive officer compensation; and

3.	The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.
Of the 26,864,773 shares of common stock of the Company outstanding and entitled to vote at the 2015 Annual Meeting, 26,002,372, or approximately 96.8%, were represented at the meeting in person or by proxy, and therefore a quorum was present.

Shareholders elected each of the nine nominees for director to serve on the Board until the Company's next annual meeting of shareholders and until their successors are duly elected and qualified based upon the following votes:

Nominee	Votes in Favor	Votes Withheld	Broker Non-Votes
Peter D. Aquino	21,512,050	79,969	4,410,353
Dennis J. Austin	21,512,050	79,969	4,410,353
Peter C. Gingold	21,512,110	79,909	4,410,353
Edward D. Horowitz	21,512,110	79,909	4,410,353
Michael J. Mahoney	21,512,110	79,909	4,410,353
Michael K. Robinson	21,373,915	218,104	4,410,353
Paul H. Sunu	21,512,610	79,409	4,410,353
David L. Treadwell	21,510,766	81,253	4,410,353
Wayne Wilson	21,166,257	425,762	4,410,353
Shareholders approved, by a non-binding advisory vote, the Company's named executive officer compensation based upon the following votes:

Votes in Favor	Votes Against	Abstentions	Broker Non-Votes
21,344,616	245,628	1,775	4,410,353
Shareholders ratified the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2015 based upon the following votes:

Votes in Favor	Votes Against	Abstentions
25,997,615	4,697	60

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Shirley J. Linn
	Name:	Shirley J. Linn
	Title:	Executive Vice President and General Counsel
Date: May 12, 2015